UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 11, 2017

Baldwin & Lyons, Inc.
(Exact Name of Registrant as Specified in Charter)

Indiana	0-5534	35-0160330
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Congressional Boulevard, Carmel IN		46032
(Address of Principal Executive Offices)		(Zip Code)

Registrant's Telephone Number, Including Area Code 317-636-9800

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2017, the employment of Michael Edwards, who had been serving as Treasurer and Chief Accounting Officer and principal accounting officer of Baldwin & Lyons, Inc. (the "Company") was terminated. The termination of Mr. Edwards' employment was not related to any disagreement between the Company and Mr. Edwards relating to the Company's financial reporting, operations, policies or practices.

In connection with such termination, on August 14, 2017, the Company appointed William Vens, the Company's Chief Financial Officer, as principal accounting officer. Mr. Vens will not receive any additional compensation for performing these additional duties.  Mr. Vens, age 46, has served as the Company's Chief Financial Officer since August 2016.  He previously held the positions of Managing Director–Finance and Vice President of Strategy and Planning with the Company from June 2014 until August 2016. Prior to joining the Company, Mr. Vens served as Chief Financial Officer of HighWave Energy, Inc. from 2011 until May 2014.  Mr. Vens served in Merrill Lynch & Co.'s investment banking division from 2002-2011, specializing in insurance company advisory and financing transactions.  Mr. Vens holds a BA from the University of Notre Dame and an MBA from Harvard University.   There are no arrangements or understandings between Mr. Vens and any other persons pursuant to which he was appointed principal accounting officer.  There are no family relationships between Mr. Vens and any other director or executive officer of the Company, and Mr. Vens does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALDWIN & LYONS, INC.

August 15, 2017 by: /s/ Jeremy F. Goldstein
                                    Jeremy F. Goldstein,
                                     Secretary